Exhibit 99.1

Worthington Industries Announces Intent to Offer $250 Million of Senior Notes

COLUMBUS, Ohio, April 10, 2014) -- Worthington Industries, Inc. (NYSE: WOR) announced today its intent to offer, subject to market and other conditions, $250 million aggregate principal amount of senior notes due 2026. The notes will be general senior unsecured obligations of the Company. The Company intends to use the net proceeds from the offering to repay the outstanding borrowings under its revolving credit facility and to repay amounts outstanding under its revolving trade accounts receivable securitization facility. The remaining portion of the net proceeds will be added to working capital and used for general corporate purposes, which may include repayment of other indebtedness.

The joint book-running managers for the offering are J.P. Morgan Securities LLC and Wells Fargo Securities, LLC. The offering is being made pursuant to an effective shelf registration statement previously filed by the Company with the U.S. Securities and Exchange Commission (SEC) and only by means of a prospectus and related prospectus supplement.

Copies of the prospectus and related preliminary prospectus supplement relating to the offering may be obtained by contacting (i) J.P. Morgan Securities LLC, 383 Madison Ave., New York, NY, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor or by calling 1-212-834-4533; or (ii) Wells Fargo Securities, LLC, Attention: Capital Markets Client Support, 1525 West W.T. Harris Blvd., Charlotte, NC 28262-0675, by calling toll-free 1-800-326-5897 or emailing cmclientsupport@wellsfargo.com. The prospectus and the preliminary prospectus supplement may also be obtained from the U.S. SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any jurisdiction.

Worthington Industries is a leading diversified metals manufacturing company with 2013 fiscal year sales of $2.6 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 82 facilities in 10 countries.

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Worthington Industries
April 10, 2014

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). This press release includes "forward-looking statements" within the meaning of the Act. All statements by the Company, other than statements regarding historical information, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future constitute "forward-looking statements" within the meaning of the Act. These statements include the Company's plan to complete a public offering of $250 million aggregate principal amount of senior notes. All forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including the Company's ability to sell the senior notes, general economic factors and other factors described in the Company's reports filed with the SEC.